STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

BLUEROCK TOTAL ALTERNATIVES REAL ESTATE FUND

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.

Name of Statutory Trust:  Bluerock Total Alternatives Real Estate Fund

2.

The Certificate of Amendment to the Certificate of Trust is amended as follows:

First:  The name of the trust is Bluerock Total Income+ Real Estate Fund.

3.

This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 31st day of July, 2012.

/s/ Ramin Kamfar

Ramin Kamfar, Trustee